UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 23, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T." We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on July 23, 2015 that second-quarter 2015 net income attributable to AT&T totaled $3.0 billion, or $0.58 per diluted share, compared to net income attributable to AT&T of $3.5 billion, or $0.68 per diluted share, in the second quarter of 2014.

Second-quarter 2015 revenues were $33.0 billion, up 1.4 percent from the second quarter of 2014 and include revenues from our newly acquired wireless properties in Mexico. Second-quarter revenues also reflected continued growth in our AT&T U-verse® (U-verse) and strategic business services and increased revenues from wireless devices sales, partially offset by continued declines in our legacy voice and data products and the loss of revenues due to the October 2014 sale of our Connecticut operations. Compared with results for the second quarter of 2014, operating expenses were $27.3 billion versus $27.0 billion; operating income was $5.7 billion, up from $5.6 billion; and AT&T's operating income margin was 17.3 percent, compared to 17.2 percent. Second-quarter 2015 cash from operating activities was $9.2 billion, up from $8.1 billion in the year-ago quarter.

Revenues from our Wireless segment for the second-quarter of 2015 were $18.3 billion, up 2.1 percent versus the year-ago quarter. The increase in revenues reflected the continuing trend by our postpaid subscribers to choose devices on installment purchase (our AT&T Next program) rather than the device subsidy model, which resulted in increased equipment revenue recognized for device sales. Wireless service revenues were essentially flat due to continued customer adoption of Mobile Share Value plans. Second-quarter 2015 wireless operating expenses totaled $13.6 billion, flat with the second quarter of 2014, with higher equipment costs, network decommissioning and other costs associated with our integration of Leap Wireless International, Inc. (Leap) offset by lower selling, general and administrative expenses. AT&T's wireless operating income margin was 25.6 percent compared to 24.1 percent in the year-ago quarter, reflecting strong adoption of AT&T Next and bring-your-own-device (BYOD) partially offset by Mobile Share Value plans.

We reported a net gain of 2,094,000 wireless subscribers in the second quarter of 2015, bringing our wireless customer base to approximately 123.9 million at June 30, 2015, compared to 116.6 million at June 30, 2014. During the second quarter, net adds for connected devices were 1,448,000, including 995,000 net adds of connected cars. Postpaid subscriber net adds were 410,000 and prepaid subscriber net adds were 331,000, due to continued growth in Cricket and GoPhone subscribers. Branded phone net adds (combined postpaid and prepaid) increased in the second quarter of 2015 due to growth in prepaid subscribers. Total postpaid tablet net adds were 659,000 in the second quarter of 2015. Reseller had a net loss of 95,000, which was primarily due to losses in low-end subscribers.

During the second quarter of 2015, smartphone sales and upgrades were 5.7 million. Smartphones accounted for about 94 percent of phone sales during the quarter. At June 30, 2015, 57.5 million, or 85 percent of postpaid phone subscribers had smartphones.

Sales under AT&T Next continued to increase during the second quarter, with 68 percent of all postpaid smartphone gross adds and upgrades taking Next, compared to 65 percent in the first quarter of 2015 and 58 percent in the fourth quarter of 2014. Combined with BYOD gross adds of 334,000 during the second quarter, 74 percent of smartphone transactions in the quarter were no-subsidy. During the second quarter of 2015, we sold 3.9 million smartphones under our AT&T Next program. At June 30, 2015, nearly 37 percent of the postpaid smartphone base is on AT&T Next.

In the second quarter of 2015, an increasing percentage of subscribers have chosen to move to our simple pricing and no-device-subsidy service plans (referred to as Mobile Share and Mobile Share Value, collectively referred to as "Mobile Share Plans"). At June 30, 2015 Mobile Share Plans represented almost 58 million connections, or more than 75 percent of postpaid subscribers. About 64 percent of our postpaid smartphone base is on no-device-subsidy plans. At the end of the quarter, 49.8 million of postpaid smartphone subscribers are on usage-based data plans, compared to 44.3 million a year ago.

For the quarter ended June 30, 2015 postpaid phone-only ARPU decreased 1.6 percent versus the year-earlier quarter but increased 2.1 percent sequentially. Postpaid phone-only ARPU plus AT&T Next increased 6.1 percent versus the year earlier quarter and 3.3 percent sequentially.

Postpaid churn was 1.01 percent, compared to 0.86 percent in the year-ago quarter and 1.02 percent in the first quarter of 2015. Total customer churn was 1.31 percent versus 1.47 percent in the second quarter of 2014 and 1.40 percent in the first quarter of 2015.

Revenues from our Wireline segment for the second quarter of 2015 were $14.2 billion, a 2.9 percent decrease from the year-ago quarter and were down 0.5 percent on a sequential quarterly basis. Our second-quarter 2014 revenues include revenues from our Connecticut operations, which were sold in October 2014. Total revenues from our wireline business customers were $8.2 billion, a decrease of 5.0 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice, our exit from low-margin wholesale businesses and unfavorable foreign exchange rates, partially offset by increases in IP-based data services. Total revenues from our wireline consumer customers were $5.8 billion, an increase of 0.6 percent compared to the second-quarter 2014, driven by a continued increase in IP-based broadband and video revenues mostly offset by declines in voice revenues and the loss of revenues associated with our Connecticut operations.

Our wireline connections in the first three quarters of 2015 will be lower than the same periods in 2014 due to the October 2014 sale of our Connecticut operations. At June 30, 2015, our total switched access lines were 18.1 million compared with 22.5 million at June 30, 2014. The decline in switched access lines also reflects continuing economic pressures on our customers as well as customers switching to another AT&T product, like wireless and VoIP and increasing competition from other wireless, VoIP and cable providers. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 181,000 in the quarter to reach 5.4 million at June 30, 2015 compared to 4.4 million at June 30, 2014. Our total broadband connections were 16.0 million at June 30, 2015 and 16.4 million at June 30, 2014. U-verse High Speed Internet subscribers totaled 12.9 million at June 30, 2015, and now represent nearly 81 percent of our total broadband base. At June 30, 2015, the number of U-verse video subscribers totaled 6.0 million, with a net loss of 22,000 subscribers in the second quarter of 2015. U-verse video penetration of customer locations was more than 21 percent at June 30, 2015.

Second-quarter wireline operating expenses totaled $12.9 billion, down 2.8 percent from the year-ago quarter, reflecting the sale of our Connecticut operations, focus on costs and lower trailing expenses from capital spending. AT&T's wireline operating margin was 9.6 percent, compared to 9.7 percent in the year-earlier quarter reflecting TV content pressure, declines in legacy services and noncash benefit expenses mostly offset by IP-based revenue growth and cost efficiencies.

Our International segment consists of Mexican wireless properties acquired in 2015. On January 16, 2015, we acquired properties marketed under the name Iusacell and on April 30, 2015, we acquired properties marketed under the name Nextel Mexico. Second quarter 2015 operating revenues were $491 million, operating expenses were $654 million and operating loss was $163 million.

As a supplemental discussion of our operating results we are providing a view of our AT&T Business Solutions (ABS) business revenues which includes revenues reported in our Wireless and Wireline operating segments. This combined view of revenues from our business customers presents a complete revenue profile of the entire customer relationship, and underscores the growing importance of mobile solutions to serving business customers. ABS wireless revenues for the second quarter of 2015 were $9.6 billion, up 9.7 percent versus the year-ago quarter. ABS wireless revenues include services sold directly to businesses as well as revenues from wireless customers who pay lower negotiated rates through their employers. Total revenues from our ABS customers in the second quarter of 2015 were negatively impacted by the sale of our Connecticut operations, our exit from low-margin wholesale businesses and foreign exchange rates, and totaled $17.8 billion, up 2.4 percent from the year-ago quarter. At June 30, 2015, mobile services represented approximately 54 percent of total ABS revenues, up from 50 percent at June 30, 2014.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: July 23, 2015	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller